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                                                                                                                          EXHIBIT 12


                                                     MERRILL LYNCH PREFERRED CAPITAL TRUST IV
                                                      MERRILL LYNCH PREFERRED FUNDING IV, L.P.
                                                        COMPUTATION OF RATIOS OF EARNINGS TO
                                           COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS
                                                              (dollars in thousands)



                                      FOR THE THREE MONTHS ENDED                  FOR THE SIX MONTHS ENDED
                                            JUNE 25, 1999                              JUNE 25, 1999
                                   ----------------------------------        ------------------------------------
                                    Merrill Lynch     Merrill Lynch           Merrill Lynch      Merrill Lynch
                                      Preferred         Preferred                Preferred         Preferred
                                   Capital Trust IV  Funding IV, L.P.        Capital Trust IV    Funding IV, L.P.
                                   ----------------  ----------------        ----------------    ----------------
Earnings                             $     7,340       $     8,611              $   14,680        $    17,208
                                     ===========       ===========              ==========        ===========

Fixed charges                        $      -          $      -                 $    -            $      -

Preferred securities distribution
  requirements                             7,120             7,340                  14,240             14,680
                                     -----------       -----------              ----------        -----------

Total combined fixed charges and
  preferred securities distributions $     7,120       $     7,340              $   14,240        $    14,680
                                     ===========       ===========              ==========        ===========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                 1.03                1.17                   1.03               1.17

                                      FOR THE PERIOD JUNE 19, 1998
                                            TO JUNE 26, 1998
                                   ----------------------------------
                                    Merrill Lynch     Merrill Lynch
                                      Preferred         Preferred
                                   Capital Trust IV  Funding IV, L.P.
                                   ----------------  ----------------
Earnings                             $      -          $     1,045
                                     ===========       ===========

Fixed charges                        $      -          $      -

Preferred securities distribution
  requirements                              -                 -
                                     ------------      -----------

Total combined fixed charges and
  preferred securities distributions $      -          $      -
                                     ============      ===========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                    N/A              N/A
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